Exhibit 10.1

HYATT HOTELS CORPORATION

2020 Performance Share Unit Award

The following sets forth the terms of your Hyatt Hotels Corporation Performance Share Unit (“PSU”) Award to you:

AWARD:

Target Number of PSUs:

Maximum Number of PSUs:	150% of Target Number of PSUs

PSU Grant Identifier:	December 9, 2020 (the “Grant Date”)

PERFORMANCE CONDITIONS:

Performance Period:	The “Performance Period” shall be the period commencing on June 30, 2020 and continuing through the first to occur of December 31, 2025 or the occurrence of a Change in Control.

Vesting of Award and Payment Date:	The PSUs are earned (or not) based on achievement of the Performance Goals set forth in this Agreement and subject to the Participant’s continuous Service with the Company through the last day of the Performance Period (except as otherwise set forth in this Agreement). Except as otherwise provided upon a Change in Control, to the extent that the PSUs are earned and vest, shares of Common Stock underlying the earned PSUs shall be delivered to the Participant within thirty (30) days following the Determination Date (but in no event later than March 15, 2026).

The Performance Share Unit Award that is described and made pursuant to this Performance Share Unit Award Agreement (this “Award”) is issued under the Fourth Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan, all conditions established by the Company in connection with awards issued under the Plan and all determinations of the Committee hereunder. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification Date, the Award will be cancelled and forfeited.

The following terms and conditions apply to the Performance Share Units granted pursuant to this Award.

Company; Certain Defined Terms:	Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates. To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Performance Goal Definitions:

As used herein, the following terms shall have the following meanings:

“Baseline Representation” means, with respect to any Employee Group at a particular Management Level, the percentage of the total executives holding positions at such Management Level as of June 30, 2020 represented by such Employee Group (as applicable), as set forth in the following table: [        ]

“Determination Date” means the date on which the Committee determines the number of RSUs earned under this Award (if any).

“Employee Group” means: (i) for purposes of US Corporate Vice Presidents and Above and US Hotel General Managers, each of the four (4) POC Groups, and (ii) for purposes of Non-US Corporate Vice Presidents and Above and Global Hotel General Managers, non-male employees.

“Ending Representation” means, with respect to any Employee Group at a designated Management Level, the highest percentage of the total executives at such Management Level represented by such Employee Group over the six (6)-month period ending with the last day of the Performance Period, as determined by the Committee.

“Final Stock Price” means a company’s 20-trading day average closing stock price on its principal stock exchange through and including the last trading-day of the Performance Period.

“Initial Stock Price” means a company’s 20-trading day average closing stock price on its principal stock exchange through and including the last trading-day preceding the start of the Performance Period.

“Management Level” means each of the following management roles (or any successor role thereto or revised designation thereof, as determined by the Committee in its sole discretion): (i) US Corporate Vice Presidents and Above, (ii) US Hotel General Managers, (iii) Non-US Corporate Vice Presidents and Above, and (iv) Global Hotel General Managers.

“Peer Group Companies” means, for the Performance Period, Hilton Hotels Corporation, Marriott International, Inc., InterContinental Hotels Group PLC, Host Hotels & Resorts, Inc., Sunstone Hotel Investors, Inc., and Park Hotels & Resorts Inc.

“Performance Goal” means each of the four (4) goals described under the Section captioned “Performance Goals” below.

“Performance Tranche” means either of a US VP+ Tranche or a US GM Tranche, each as defined below under the Section captioned “Representation Performance Goals.”

“POC Group” means and includes, as determined by the Committee in its sole discretion based on the information reasonably available to the Committee, each of the following groups: (i) Black employees, (ii) LatinX employees, (iii) Asian/Pacific Islander, Native American and Multi-racial employees, and (iv) all employees of color (comprised of POC Groups (i) – (iii) inclusive).

“Relative TSR Modifier” means a percentage ranging from 150% (for the highest rank) to 50% (for the lowest rank), determined by reference to the Company’s Relative TSR Rank over the Performance Period, as determined by the Committee in its sole discretion.

“Relative TSR Rank” means, the rank order of the Peer Group Companies and the Company from highest TSR to lowest TSR, based on each company’s TSR over the Performance Period.

“Target Representation” means, with respect to an Employee Group for a particular Management Level, an increase in the number of members of such Employee Group by [        ].

“Threshold Representation” means, with respect to an Employee Group for a particular Management Level, an increase in the number of members of such Employee Group by [        ].

“TSR” means, with respect to any company, the quotient obtained by dividing (i) such company’s Final Stock Price, plus per share dividends over the Performance Period (assuming reinvestment in such company’s common stock as of the applicable ex-dividend date), less the company’s Initial Stock Price, divided by (ii) such company’s Initial Stock Price.

Performance Goals:

The following four (4) “Performance Goals” shall be used in determining the number of PSUs earned hereunder, in each case, subject to adjustment based on the Relative TSR Modifier and further subject to the Participant’s continuous Service with the Company through the last day of the Performance Period (except as otherwise set forth in this Agreement), each as further described below – see Annex A hereto for a tabular overview of the weighting and targets for all Performance Goals:

•  US Corporate Vice Presidents and Above Performance Goal. Up to [        ] of the Target Number of PSUs may be earned based on attainment of the US Corporate Vice Presidents and above Performance Goal, with up to one-fourth of such amount (i.e., up to [        ] of the Target Number of PSUs) (each such increment, a “US VP+ Tranche”) eligible to be earned to the extent that the Ending Representation for the applicable Employee Group set forth below exceeds the Baseline Representation for such Employee Group for this Management Level, with PSUs to be earned ranging from [        ] of the US VP+ Tranche (i.e., [        ] of the Target Number of RSUs) for

attainment ranging from Threshold Representation to Target Representation for such Employee Group in this Management Level, as set forth in the following table: [        ]

•  US Hotel General Managers Performance Goal. Up to [        ] of the Target Number of PSUs may be earned based on attainment of the US Hotel General Managers Performance Goal, with up to one-fourth of such amount (i.e., up to [        ] of the Target Number of PSUs) (each such increment, a “US GM Tranche”) eligible to be earned to the extent that the Ending Representation for the applicable Employee Group set forth below exceeds the Baseline Representation for such Employee Group for this Management Level, with PSUs to be earned ranging from [        ] of the US GM Tranche (i.e., [        ] of the Target Number of PSUs) for attainment ranging from Threshold Representation to Target Representation for such Employee Group in this Management Level, as set forth in the following table: [        ]

•  Non-US Corporate Vice Presidents and Above Performance Goal. Up to [        ] of the Target Number of PSUs may be earned based on attainment of the Non-US Corporate Vice Presidents and Above Performance Goal to the extent that the Ending Representation for the applicable Employee Group set forth below exceeds the Baseline Representation for such Employee Group for this Management Level, with [        ] of the PSUs eligible to be earned under this Performance Goal (i.e., [        ] of the Target Number of PSUs) earned for attainment ranging from Threshold Representation to Target Representation for the applicable Employee Group in this Management Level, as set forth in the following table: [        ]

•  Global Hotel General Managers Performance Goal. Up to [        ] of the Target Number of PSUs may be earned based on attainment of the Global Hotel General Managers Performance Goal to the extent that the Ending Representation for the applicable Employee Group set forth below exceeds the Baseline Representation for such Employee Group for this Management Level, with [        ]of the PSUs eligible to be earned under this Performance Goal (i.e., [        ]of the Target Number of PSUs) earned for attainment ranging from Threshold Representation to Target Representation for the applicable Employee Group in this Management Level, as set forth in the following table: [        ]

For clarity, with respect to each of the Performance Goals: (i) straight-line interpolation shall be used to determine performance results falling between Threshold Representation and Target Representation, (ii) no PSUs will be earned for any Performance Tranche or Performance Goal (as applicable) for which Threshold Representation is not attained, (iii) in no event may PSUs be earned above the target level for any Performance Tranche (where applicable) or for any Performance Goal (in each case, other than by application of the Relative TSR Modifier, as described below), notwithstanding any performance in excess of target level for such Performance Tranche and/or Performance Goal, and (iv) each Performance Goal is rounded to the nearest one-tenth of one percent (.1%), meaning that Threshold Performance and Target Performance may represent slightly less or slightly more than [        ].

Determination of Number of Earned PSUs:

As soon as practicable following the Performance Period, the Committee will determine the level of performance attainment and the number of PSUs earned under this Award as follows:

•  Determination of Attainment of “US Corporate Vice Presidents and Above” and “US Hotel General Managers” Performance Goals. For each of the US Corporate Vice Presidents and Above Performance Goal and the US Hotel General Managers Performance Goal, subject to adjustment as provided below in respect of the Company’s Relative TSR Rank: (i) zero PSUs shall be earned for each Performance Tranche for which attainment falls below Threshold Representation, (ii) [        ] of the Target Number of PSUs shall be earned for each Performance Tranche for which Threshold Representation is attained, (iii) [        ] of the Target Number of PSUs shall be earned for each Performance Tranche for which Target Representation is attained or exceeded, and (iv) a percentage of the Target Number of PSUs ranging from [        ] (determined using linear interpolation) shall be earned for each Performance Tranche for which performance falls between Threshold Representation and Target Representation (up to a maximum of [        ] of the Target number of PSUs for these two Performance Goals combined, the actual such number of PSUs, the “Earned US Performance PSUs”).

•  Determination of Attainment of “Non-US Corporate Vice Presidents and Above” and “Global Hotel General Managers” Performance Goals. For each of the Non-US Corporate Vice Presidents Performance Goal and the Global Hotel General Managers Performance Goal, subject to adjustment as provided below in respect of the Company’s Relative TSR Rank: (i) zero PSUs shall be earned for each Performance Goal for which attainment falls below Threshold Representation, (ii) [         ] of the Target Number of PSUs shall be earned for each Performance Goal for which Threshold Representation is attained, (iii) [        ] of the Target Number of PSUs shall be earned for each Performance Goal for which Target Representation is attained or exceeded, and (iv) a percentage of the Target Number of PSUs ranging from [        ] (determined using linear interpolation) shall be earned for each Performance Goal for which performance falls between Threshold Representation and Target Representation (up to a maximum of [        ] of the Target number of PSUs for these two Performance Goals combined, the actual such number of PSUs, the “Earned Global Performance PSUs”).

•  Application of Relative TSR Modifier to Determine Actual PSUs Earned. The actual number of PSUs earned under this Award shall equal (i) the sum of the Earned US Performance PSUs and the Earned Global Performance PSUs, determined in accordance with the foregoing, multiplied by (ii) the relative TSR Modifier (based on the Company’s Relative TSR Rank for the Performance Period, as determined by the Committee).

Notwithstanding the foregoing or anything herein to the contrary, if, during the Performance Period, (i) any Peer Group Company undergoes a material change in capitalization or a corporate transaction, or ceases to be publicly traded on an established securities market, in each case, as determined by the Committee, and/or (ii) as a result of any transaction or other unanticipated or non-recurring event, the Committee determines that the metrics applicable to any Performance Tranche or Performance Goal require adjustment to fairly measure the Company’s success in attaining desired Employee Group representation in Management Positions over the Performance Period, then in any such case, the Committee shall be authorized to make equitable adjustments, as it deems appropriate in its sole discretion, to the Peer Group Companies, the Relative TSR Modifier, any Threshold Representation amount, any Target Representation amount and/or such other metrics or terms as the Committee determines to be fair and appropriate under the circumstances. In no event shall Participant earn a number of PSUs in excess of the Maximum Number of PSUs indicated above. All PSUs that are not earned as of the Determination Date shall be forfeited.

Settlement and Payment of PSUs:	Except as otherwise provided upon a Change in Control or the Participant’s death or Disability and set forth below, each PSU that is earned in accordance with the foregoing shall be settled by delivery of one share of Common Stock to the Participant within thirty (30) days following the Determination Date (and in no event later than March 15, 2026) (the “Payment Date”), subject to tax withholding, as provided below.

Termination of Service:

Subject to the exceptions below, PSUs will only be eligible to vest and become earned and payable if the Participant remains in continuous Service with the Company from the Grant Date through the last day of the Performance Period. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant. Except as provided below, all unearned PSUs will be forfeited and cancelled for no consideration upon the Participant’s Termination of Service. Notwithstanding the foregoing, PSUs will not be forfeited or cancelled in the following circumstances:

•  Retirement, Death or Disability. Notwithstanding any terms and conditions of the Amended and Restated Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”) to the contrary, in the event of the Participant’s Retirement (as defined in the Retirement Policy), death or Disability (as defined below) prior to the end of the Performance Period, the Participant shall be eligible to earn PSUs on a pro rata basis determined by multiplying the number of PSUs that would have been earned hereunder based on actual performance through the end of the Performance Period by a fraction, the numerator of which equals the number of full months of Service prior to such termination and the denominator of which equals sixty-six (66). Notwithstanding the foregoing, if the Participant provides written notice of the Participant’s Retirement date at least one year prior to such Retirement, the Participant shall be eligible to earn the full amount of PSUs that would have been earned as of the Determination Date based on actual performance (without proration). As described below, PSUs are subject to cancellation and forfeiture for no consideration in the event the Participant engages in certain “detrimental conduct” (as defined below). For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, and/or (iii) the Participant is determined to be totally disabled by the Social Security Administration.

Change in Control:	In the event of a Change in Control during the Performance Period, subject to the Participant’s continuous Service through the date of such Change in Control (or earlier termination due to death, Disability or Retirement, in which case the above provisions shall control), the date of the Change in Control shall be the last day of the Performance Period, and the number of PSUs earned hereunder will be determined as of immediately prior to the Change in Control and will equal the greater of (i) the total number of PSUs earned based on actual performance through the date of the Change in Control (for clarity, measured using average representation in each Management Group over the six (6)-month period ending with the Change in Control), and (ii) the total number of PSUs earned based on Threshold Performance for each Performance Goal, in each case subject to adjustment based on the Relative TSR Modifier, measured as of the date of such Change in Control, provided, that if such Change in Control occurs within the first calendar year of the Performance Period, the number of earned PSUs shall be determined without regard to the Relative TSR Modifier. Settlement of PSUs will be accomplished through the issuance of shares of Common Stock or cash, as the Committee may determine, and any earned PSUs (and the Dividend Equivalents thereon) shall be settled upon or within fifteen (15) days after the Change in Control (which shall be deemed to be the Payment Date). Any PSUs not earned upon a Change in Control shall be forfeited and cancelled for no consideration.

Rights of Ownership	The Participant shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award or any shares of Common Stock underlying this Award unless and until shares of Common Stock are delivered in respect hereof.

Dividend Equivalent Rights:	Each PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right that shall, while it remains outstanding, and to the extent that dividends are paid on Common Stock and subject to the terms set forth below, entitle the Participant to a cash payment in the amount of any such dividend(s) paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the PSU to which such Dividend Equivalent right corresponds, or (b) the delivery to the Participant of the share of Common Stock (or other payment) in respect of the PSU to which such Dividend Equivalent right corresponds (in any case, the “PSU Termination Date”). Each Dividend Equivalent right will entitle the Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the applicable Grant Date and on or prior to the applicable PSU Termination Date, payable upon the Payment Date in respect of the PSU to which such Dividend Equivalent right corresponds; provided, that with respect to any dividends meeting such criteria that are paid after the PSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend or, if later, on the Payment Date (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, (i) if a PSU is not ultimately earned hereunder, no Dividend Equivalent payments shall be made with respect to such unearned PSU, and (ii) in no event shall a Dividend Equivalent payment be made that would result in the Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same PSU and corresponding share of Common Stock. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”).

Tax Withholding:

Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon settlement of the PSU a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings (subject to any applicable limitation(s) in the Plan). Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.

The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of PSUs:	PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated; provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the PSUs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Committee will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:	By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common

Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:	Participation in the Plan is voluntary. The value of the PSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of PSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Restrictive Covenants:	As a condition of this RSU Award, to the extent Participant has not done so already, Participant agrees to execute and deliver the (i) Non-Competition Agreement, the (ii) Non-Solicitation & Non-Disparagement Agreement (iii) Confidentiality Agreement, and (iv) Invention Assignment Agreement in form and substance acceptable to the Company, and Participant agrees to be bound by the terms of those agreements.

Effect of Detrimental Conduct:

In the event the Participant engages in “detrimental conduct,” the Participant shall forfeit all unvested PSUs (and all shares of Common Stock underlying such PSUs) and all such awards shall be null and void as of the date such detrimental conduct first occurs and the Participant shall not receive any consideration therefor.

Definition of Detrimental Conduct. The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Committee, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.

Determination of Detrimental Conduct. Upon a reasonable, good faith determination by the Committee that detrimental conduct has occurred, the Committee shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

409A:

This Award is intended to comply with Section 409A or an available exemption therefrom. However, notwithstanding any other provision of the Plan or this Award, if at any time the Committee determines that the PSUs and/or Dividend Equivalents (or any portion thereof) may not be compliant with or exempt from Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to provide for the PSUs and/or Dividend Equivalents to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action.

Notwithstanding anything herein to the contrary, no payment hereunder shall be made to the Participant during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amounts at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period, without interest. For the avoidance of doubt, to the extent that any PSUs are “nonqualified deferred compensation” within the meaning of Section 409A, the settlement of PSUs hereunder upon a Change in Control shall only occur to the extent that such Change in Control is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v).

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PERFORMANCE SHARE UNITS AWARDED PURSUANT TO THIS AGREEMENT MAY BE EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE

ACT OF BEING HIRED OR BEING GRANTED THIS AWARD) AND BY ACHIEVEMENT OF THE PERFORMANCE GOALS (AS DETERMINED AND CERTIFIED BY THE COMMITTEE) AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Annex A